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                                                                       Exhibit 1

                            ASSET PURCHASE AGREEMENT

This Agreement is made as of August __________, 2001 between

               KILMER VAN NOSTRAND CO. LIMITED,
               a corporation formed under the laws of Ontario
               (the "Vendor")

                                       and

               KILMER LCW LIMITED, a corporation formed under the laws of Ontario
               (the "Purchaser")

RECITALS:

A. The Vendor is the registered owner of a warrant to purchase 4,400,000 shares of the common stock of Lafarge Corporation (the "Warrant").

B. The Vendor wishes to sell and the Purchaser wishes to purchase the Warrant for fair market value effective as of the date hereof (the "Effective Date") and to elect under subsection 85(1) of the Income Tax Act (Canada) (the "Act") in respect of the Warrant.

For value received, the parties agree as follows.

SECTION 1 - PURCHASE AND SALE

1.1 Subject to the terms and conditions of this Agreement, the Vendor sells and the Purchaser purchases the Warrant as of the Effective Date.

SECTION 2 - PURCHASE PRICE

2.1 The purchase price for the Warrant shall be the fair market value of the Warrant as of the Effective Date, which the parties have determined to be $21,637,000.

SECTION 3 - PAYMENT OF THE PURCHASE PRICE

3.1 The Purchaser shall satisfy the purchase price for the Warrant by issuing to the Vendor 2,163,700 preference shares in the capital of the Purchaser, such shares to be issued as fully paid and non-assessable.

SECTION 4 - TAX ELECTION

4.1 The Vendor and the Purchaser shall jointly execute and the Vendor shall file, within the time referred to in subsection 85(6) of the Act, an election in prescribed form under subsection 85(1) of the Act electing to transfer the Warrant for the purposes of the Act at an agreed amount

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equal to the Vendor's adjusted cost base of the Warrant immediately before the disposition contemplated by this Agreement.

SECTION 5 - REPRESENTATIONS AND WARRANTIES

5.1 The Vendor represents and warrants to the Purchaser with respect to the Warrant as follows:

     (a) the Vendor legally and beneficially owns and controls the Warrant with a good and marketable title thereto free and clear of any liens, pledges, mortgages, charges, encumbrances and other security interests or claims of others;

     (b) no third party has any agreement or option or right capable of becoming an agreement or option for the purchase or acquisition of all or any part of the Warrant;

     (c) there is not now any order, injunction, decree, statute, rule, regulation, agreement or other instrument binding upon the Vendor that will be violated by the execution and delivery of this Agreement or will prevent the performance or satisfaction by the Vendor of any term or condition contained in this Agreement;

     (d) all governmental, regulatory, corporate and other consents and approvals necessary or appropriate in respect of the transfer of the Warrant have been obtained; and

     (e) the Vendor is not a non-resident of Canada for the purposes of the Act.

5.2 The Purchaser represents and warrants to the Vendor that the Purchaser is not a "US person" as defined in Rule 901 of Regulation S under the United States Securities Act of 1933, as amended.

SECTION 6 - FURTHER ASSURANCES

6.1 Each of the parties shall, from time to time, both before and after the Effective Date, execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may, in the reasonable opinion of the other, be necessary or advisable to give effect to this Agreement.

SECTION 7 - GENERAL PROVISIONS

7.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior negotiations and understandings.

7.2 Time shall be of the essence of this Agreement.

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7.3 This Agreement shall not be assigned by either party without the written consent of the other and shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.4 This agreement shall be governed by and interpreted in accordance with the laws of Ontario and the laws of Canada applicable in Ontario.

7.5 The representations and warranties in this Agreement or in any document delivered hereunder shall survive the closing of the transaction of purchase and sale contemplated by this Agreement.

The parties have executed this Agreement.

                                        KILMER VAN NOSTRAND CO. LIMITED


                                        By:
                                            ------------------------------------
                                            Lawrence M. Tanenbaum
                                            President


                                        KILMER LCW LIMITED


                                        By:
                                            ------------------------------------
                                            Philip W. Stoddart
                                            Vice-President


                                        By:
                                            ------------------------------------
                                            Michael A. Griffiths
                                            Secretary